Exhibit 8.1

LIST OF SUBSIDIARIES OF CRUCELL N.V.

List of consolidated companies

The Company’s most significant subsidiaries as of December 31, 2008 were:

Legal seat 2008 2007 2006

			Ownership
Name	Legal seat	Country	2008	2007	2006
Crucell Holland B.V.	Leiden	the Netherlands	100%	100%	100%
U-BiSys B.V.	Utrecht	the Netherlands	100%	100%	100%
ChromaGenics B.V.	Amsterdam	the Netherlands	100%	100%	100%
Berna Biotech AG	Bern	Switzerland	100%	100%	100%
Berna Biotech España SA	Madrid	Spain	100%	100%	100%
Berna Biotech Italia Srl	Milano	Italy	100%	100%	100%
Etna Biotech Srl	Catania	Italy	—	100%	100%
Berna Rhein B.V.	Leiden	the Netherlands	100%	100%	100%
Rhein Vaccines B.V.	Maastricht	the Netherlands	—	—	100%
Berna Biotech Korea corp.	Seoul	Korea	100%	100%	100%
Crucell Holding Inc.	Wilmington, DE	United States	100%	100%	100%
Crucell Vaccines Inc.	Wilmington, DE	United States	100%	100%	100%
Crucell Biologics Inc.	Wilmington, DE	United States	100%	100%	100%
SBL Vaccin Holding AB	Stockholm	Sweden	—	100%	100%
SBL Vaccin AB	Stockholm	Sweden	100%	100%	100%
Vitec AB	Stockholm	Sweden	—	100%	100%